Universal Travel Group (OTC Bulletin Board: UTVG - News), a leading air travel service provider in Southern China, announced today the appointment of Richard
M. Cohen to its board of directors.

Cohen, managing principal of Richard M. Cohen Consultants, has more than 25 years of experience on Wall Street and has served in senior positions and as a director on the boards of numerous companies.

From 1993 to 1995 he was president of General Media Inc., a publicly reporting diversified media and communications company. In 1999, he served as interim president of National Auto Credit, Inc., a publicly traded sub-prime auto finance company.

He is currently on the board and head of the audit committee of Helix BioMedix, Inc., a publicly traded biotech company headquartered in Seattle, Wash. He also serves on the board and as corporate secretary for Dune Energy, Inc., an oil and gas exploration and production company headquartered in Houston, Texas.

Before forming his own consulting firm in 1996, Cohen was an investment banker specializing in media and communications at Henry Ansbacher, Inc. and Furman Selz. He started his career at Arthur Andersen & Co after completing an M.B.A. at Stanford University, a B.S. from the Wharton School of the University of Pennsylvania and a C.P.A. from the state of New York. He is considered an expert for audit committees under Sarbanes Oxley.

Chairman and Chief Executive Officer Ms. Jiangping Jiang said, "We are pleased to welcome Richard to the board and feel that his industry knowledge will help Universal Travel to reach new levels of growth and bring greater return to our shareholders."

Richard Cohen said, "Universal Travel group is poised to continue their strategic growth in the travel, hotel booking and air cargo industry, especially with their recent acquisition of Speedy Dragon. I am eager to join the board during this exciting time for the company as they contemplate other new acquisitions and come closer to their goal of becoming an industry leader."